SBC Communications Inc.

SUPPLEMENTAL LIFE INSURANCE PLAN

Effective: January 1, 1986
Revisions Effective: April 1, 2002

SUPPLEMENTAL LIFE INSURANCE PLAN

TABLE OF CONTENTS

Section

Subject                                                       Page

1.       Purpose                                               1
2.       Definitions                                           1
3.       Eligibility                                           3
4.       Pre-Retirement Benefits and Post-
         Retirement Benefits
         - Basic Death Benefit                                 3
         - Optional Supplementary Benefit                      4
         - Alternate Death Benefit                             6
         - Salary Continuation Death Benefit                   7
         - Survivor Annuity Equivalent                         8
5.       Incidents of Ownership                                9
6.       Premiums                                              9
7.       Termination of Coverage                               9
8.       Non-Competition                                       10
9.       Restriction on Assignment                             11
10.      Unsecured General Creditor                            11
11.      Employment not Guaranteed                             12
12.      Protective Provisions                                 12
13.      Change in Status                                      12
14.      Named Fiduciary                                       13
15.      Applicable Law                                        13
16.      Administration of the Plan                            13
17.      Relation to Prior Plans                               13
18.      Amendments and Termination                            13

SUPPLEMENTAL LIFE INSURANCE PLAN

1.	Purpose. The purpose of the Supplemental Life Insurance Plan ("Plan") is to allow for provision of additional survivor benefits for Eligible Employees.

2.	Definitions. For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Annual Base Salary or Annual Salary or Salary. “Annual Base Salary” or “Annual Salary” or “Salary” shall mean an Eligible Employee’s annual base salary rate determined by SBC, excluding (1) all differentials regarded as temporary or extra payments and (2) all payments and incentive awards and distributions made either as a long term award or as a short term award; and such Salary shall be as before reduction due to any contribution pursuant to any deferred compensation plan or agreement provided by SBC, including but not limited to compensation deferred in accordance with Section 401(k) of the Internal Revenue Code. Annual Salary or Salary shall mean an annualized amount determined from an Eligible Employee’s Annual Base Salary rate.

Beneficiary. “Beneficiary” shall mean any beneficiary or beneficiaries designated by the Eligible Employee pursuant to the SBC Rules for Employee Beneficiary Designations as may hereafter be amended from time-to-time (“Rules”).

Chairman. "Chairman" shall mean the Chairman of the Board of SBC Communications Inc.

Committee. "Committee" shall mean the Human Resources Committee of the Board of SBC Communications Inc.

Eligible Employee. “Eligible Employee” shall mean an Officer or a non-Officer employee of any SBC company who is designated by the Chairman as eligible to participate in the Plan.

Notwithstanding the foregoing, the Chairman may, from time to time, exclude any Employee or group of Employees from being deemed an “Eligible Employee” under this Plan.
Insurance Contract. “Insurance Contract” shall mean a contract(s) of life insurance insuring the life of the Eligible Employee entered into by SBC.

Officer. “Officer” shall mean an individual who is designated as an officer of SBC or of any SBC subsidiary for compensation purposes on SBC's records.

Retirement. “Retirement” shall mean the termination of an Eligible Employee's employment with SBC or any of its subsidiaries, for reasons other than death, on or after the earlier of the following dates: (1) the date a participant has attained age 55, and, for an individual who becomes a participant on or after January 1, 2002, has five (5) years of service, or (2) the date the Eligible Employee has attained one of the following combinations of age and service at termination of employment on or after April 1, 1997, except as otherwise indicated below:

Net Credited Service	Age
10 Years of more	65 or older
20 Years of more	55 or older
25 Years of more	50 or older
30 Years of more	Any age

With respect to an Eligible Employee who is granted an EMP Service Pension under and pursuant to the provisions of the SBC Pension Benefit Plan - Nonbargained Program (“SBCPBP”) upon termination of Employment, the term “Retirement” shall include such Eligible Employee’s termination of employment.

Termination Under EPR. In determining whether an Eligible Employee’s termination of employment under the Enhanced Pension and Retirement Program (“EPR”) is a Retirement for purposes of this Plan, five years shall be added to each of age and net credited service (“NCS”). If with such additional age and years of service, (1) an Eligible Employee upon such termination of employment under EPR is Retirement Eligible according to the SBC Supplemental Retirement Income Plan (“SRIP”) or (2) the Eligible Employee upon such termination of employment under EPR has attained one of the following combinations of age and service,

Actual NCS + 5 Years	Actual Age + 5 Years
10 Years of more	65 or older
20 Years of more	55 or older
25 Years of more	50 or older
30 Years of more	Any age

then such termination of employment shall be a Retirement for all purposes under this Plan and the Eligible Employee shall be entitled to the treatment under this Plan afforded in the case of a termination of employment which is a Retirement.

SBC. “SBC” shall mean SBC Communications Inc.

3.	Eligibility. Each Eligible Employee shall be eligible to participate in the Plan

4.	Pre-Retirement Benefits and Post-Retirement Benefits.

Basic Death Benefit

While this plan is in effect, the Beneficiary who is designated by the Eligible Employee shall be entitled to receive as a Basic Death Benefit from the proceeds of the Insurance Contract an amount equal to the result of multiplying the Eligible Employee’s Annual Salary rounded to the next higher $1,000 by the following amounts:

Chief Executive Officer	3
Direct Reporting Officer as such term is defined in SBC's Schedule of Authorizations	2
Other Eligible Employee	1

This amount shall be reduced (but not below zero) by any amount payable under any group term life insurance covering the Eligible Employee which is maintained by SBC, which amount of group term life insurance will be limited to a maximum of $50,000.

The amount of Basic Death Benefit payable hereunder will automatically increase if pay increases.

At Retirement, the pre-retirement benefit converts to a post-retirement benefit. This benefit is equal to one times Salary rounded to the next higher $1,000 (at the time of retirement) and shall be reduced (but not below zero) by any amount payable under any group term life insurance covering the Eligible Employee which is maintained by SBC, which amount of group term life insurance will be limited to a maximum of $50,000; provided, however, for an executive who first becomes a Plan participant on or after January 1, 1998, this post-retirement death benefit shall be reduced by 10% of its original post-retirement amount each year for five years beginning at the later of the date the Eligible Employee attains age 65 or Retirement.

Optional Supplementary Benefit

Subject to the limitations in the remaining paragraphs in this section describing optional supplementary benefits, each Eligible Employee may also purchase optional supplementary pre-retirement life insurance coverage from SBC in an amount equal to one times the Eligible Employee’s Annual Salary rounded to the next higher $1,000, and an additional amount of such insurance in an amount equal to another one times such amount (for a total of two times the Annual Salary rounded to the next higher $1,000), which insurance shall be payable from the proceeds of the Insurance Contract. Each such amount of insurance (“one times salary”) continued until such employee reaches age 65, by continuing to contribute for it, shall entitle the beneficiary under the Insurance Contract to receive an amount from the proceeds of such Insurance Contract equal to one times the Eligible Employee’s final Annual Salary rounded to the next higher $1,000, when such Eligible Employee dies after Retirement.

To elect this optional supplementary coverage, the Eligible Employee must complete an enrollment form on which he or she specifies the amount of coverage he or she wishes to purchase and authorizes his or her employing company to deduct his or her contributions for coverage from his or her salary.

An Eligible Employee may not elect this coverage while receiving disability benefits under any Company disability benefit plan.

An Eligible Employee must make his or her election to purchase optional supplementary coverage within three calendar months of being declared eligible to participate in the Plan; except any Eligible Employee who was declared an Eligible Employee before October 1, 1997, shall have until December 31, 1997 to enroll for such optional supplementary coverage or to increase such coverage.

The optional supplementary life insurance is effective upon SBC’s binding of life insurance coverage for the Eligible Employee pursuant to an Insurance Contract

Effective January 1, 1998, once an Eligible Employee enrolls for optional supplementary coverage, he or she can later decrease or terminate such coverage but never increase or reinstate such coverage.

Regardless of the amount of coverage elected, the amount in force will automatically increase if Salary increases. The cost for this coverage will increase accordingly.

This optional supplementary life insurance is paid for on a contributory basis by those Eligible Employees who enroll in the coverage. The cost of coverage, and therefore, how much an Eligible Employee contributes, depends on age and the amount of coverage and shall be as determined by SBC. There will be no periodic waiver of premium payments.

In the event of death, the Eligible Employee’s optional supplementary life insurance benefit will be paid to the Eligible Employee’s Beneficiary or Beneficiaries in a lump sum, unless the Salary Continuation Death Benefit form of payment was elected on the Eligible Employee’s enrollment form. The option to elect other than a lump sum payment is limited to an Eligible Employee who became an Eligible Employee on or before January 1, 1998. If the Eligible Employee has no surviving beneficiaries, the benefit will be paid in a lump sum in accordance with the Rules.

The optional supplementary life insurance coverage hereunder will automatically continue while an Eligible Employee is receiving disability benefits under any SBC disability benefit plan, provided the Eligible Employee continues his or her contributions.

If an Eligible Employee terminates employment with SBC or any of its subsidiaries for any reason other than Retirement, this coverage will stop at the end of the month of termination; provided, however, Eligible Employees who are 65 at the time of their termination will continue to have non-contributory unreduced coverage after age 65.

Alternate Death Benefit

Alternate death benefit coverage shall only be available to an Eligible Employee who became an Eligible Employee before January 1, 1998. Such Eligible Employees shall be entitled to elect to receive alternate death benefit life insurance coverage; provided such election is made before January 1, 1998.

Under such coverage, an Eligible Employee’s Beneficiary or Beneficiaries will be entitled to receive from the proceeds of the Insurance Contract a payment equal to the Eligible Employee’s final Annual Salary upon his or her death. This benefit will not be rounded to the next higher $1,000. The amount of insurance in force will automatically increase if salary increases. Coverage applies to death from any cause, except with respect to an on-the-job accident for which an Eligible Employee is protected while an active employee by any Accident Death Benefit feature of the SBCPBP.

By enrolling in this coverage, an Eligible Employee automatically waives his or her eligibility for any Sickness Death Benefit and Pensioner Death Benefits otherwise payable under the SBCPBP.

The coverage provided by the alternate death benefit life insurance coverage will continue after Retirement.

To elect this coverage, an Eligible Employee must complete an irrevocable enrollment and waiver form.

SBC pays the full cost of the alternate death benefit life insurance coverage.

The insurance benefit provided under this alternate death benefit life insurance will be paid in a lump sum, unless otherwise elected on the Eligible Employee’s enrollment form.

Alternate death benefit coverage ceases upon an Eligible Employee’s Termination of Employment other than a Retirement. This alternate death benefit life insurance may not be converted to an individual policy.

Salary Continuation Death Benefit.

The salary continuation death benefit shall only be available under the conditions specified hereunder, to an Eligible Employee who became an Eligible Employee before January 1, 1998.

By a written election filed with SBC before January 1, 1998, an Eligible Employee may terminate his or her rights to a Basic Death Benefit and/or to Optional Supplementary Coverage (if any) and/or to an Alternate Death Benefit (if any).

If such an election is filed, and the Eligible Employee dies on or after the first day of the calendar year following the year in which such election is filed and prior to the termination of coverage pursuant to Section 7, the Eligible Employee’s Beneficiary or Beneficiaries theretofore named shall be paid by SBC an amount per annum for ten (10) years which amounts, in the aggregate, have a net present value, using an eleven percent (11%) discount rate, equal to one hundred eight-five percent (185%) of the (i)Basic Death Benefit amount and/or (ii) the amount elected as Optional Supplementary coverage(if any) and/or (iii) the amount elected as an Alternate Death Benefit (if any) which would be payable to his or her Beneficiary or Beneficiaries as of the date of the Eligible Employee’s death, and no other benefit shall be payable hereunder as either a Basic Death Benefit, Optional Supplementary Coverage or Alternate Death Benefit . Such payment(s) shall commence no later than sixty (60) days following the date of the Eligible Employee’s death.

On or after January 1, 1998, an Eligible Employee who has elected death benefits in the form of salary continuation pursuant to this Section may cancel such election and have his or her Beneficiaries receive death benefits as insurance in a lump-sum but, an Eligible Employee who cancels his or her salary continuation election may not thereafter re-elect such option.

Survivor Annuity Equivalent

Additionally, each Eligible Employee who is not eligible for the Immediate Automatic Pre-retirement Survivor Annuity of the SBCPBP (or equivalent thereof) shall be eligible hereunder for a Survivor Annuity Equivalent benefit of one times salary payable to the surviving spouse of such Eligible Employee. Such benefit shall be paid as follows: an amount per annum for ten (10) years shall be paid to the Eligible Employee’s surviving spouse which amounts, in the aggregate, shall have a net present value, using an eleven percent (11%) discount rate, equal to one hundred eighty-five percent (185%) of one times the Eligible Employee’s salary at the time of his or her death; provided, however, no such Survivor Annuity Equivalent payments will be made on or after the date of death of the surviving spouse. Such payments shall commence no later than sixty (60) days following the date of the Eligible Employee’s death.

For the purposes of the Survivor Annuity Equivalent, the Eligible Employee’s surviving spouse means a spouse legally married to the Eligible Employee at the time of the Eligible Employee’s death.

Eligibility for the Survivor Annuity Equivalent shall automatically cease on the date of termination of the Eligible Employee’s employment. If the Eligible Employee becomes totally disabled prior to Retirement, the Eligible Employee shall continue to be eligible for the Survivor Annuity Equivalent until the expiration of disability benefits. If the Eligible Employee is granted a leave of absence, other than for military service of more than four weeks, the Eligible Employee shall continue to be eligible for the Survivor Annuity Equivalent during such leave of absence. The Eligible Employee shall cease to be eligible for the Survivor Annuity Equivalent at the conclusion of the day immediately preceding the date the Eligible Employee becomes eligible for the Immediate Automatic Pre-retirement Survivor Annuity of the SBCPBP.

5. Incidents of Ownership. SBC will be the owner and hold all the incidents of ownership in the Insurance Contract, including the right to dividends, if paid. The Eligible Employee may specify in writing to SBC, the Beneficiary or Beneficiaries and the mode of payment for any death proceeds not in excess of the amounts payable under this Plan. Upon receipt of a written request from the Eligible Employee, SBC will immediately take such action as shall be necessary to implement such Beneficiary appointment. Any balance of proceeds from the Insurance Contract not paid as either a Basic Death Benefit or otherwise pursuant to the Plan shall be paid to SBC.

6. Premiums. All premiums due on the Insurance Contract shall be paid by SBC. However, the Eligible Employee agrees to reimburse SBC by January 31 following the date of each premium payment in an amount such that, for Federal Income Tax purposes the reimbursement for each year is equal to the amount which would be required to be included in the Eligible Employee's income for Federal Income Tax purposes by reasons of the "economic benefit" of the Insurance Contract provided by SBC; provided, however, that SBC, in its sole discretion, may decline to accept any such reimbursement and require the inclusion of such "economic benefit" in the Eligible Employee's income. In its discretion SBC may deduct the Eligible Employee's portion of the premiums from the Eligible Employee's pay. For purposes of this Plan, the value of the "economic benefit" shall be determined based on the insurers published premium rates available to all standard risks for initial issue one-year term insurance in compliance with Revenue Rulings 66-110 and 67-154 issued by the Internal Revenue Service.

when the Eligible Employee realizes an "Event of Termination" which shall mean any of the following:

(a)	Termination of an Eligible Employee's employment with his or her employing company for any reason other than (i) death, (ii) Disability as such term is defined in the SRIP, or (iii) Retirement.

(b)	In the case of an Eligible Employee who terminates employment by reason of a disability but who does not realize an Event of Termination because of Section 7a(ii) above, a termination of the Eligible Employee's total Disability that is not accompanied by either a return to employment with his or her employing company or the Eligible Employee's death or Retirement.

(c)	Except in the case of an Eligible Employee who has theretofore terminated employment for a reason described in Section 7a(ii) or (iii) above, SBC elects to terminate the Eligible Employee's coverage under the Plan by a written notice to that effect given to the Eligible Employee. SBC shall have no right to amend the Plan or terminate the Eligible Employee's coverage under the Plan with respect to an Eligible Employee who has theretofore terminated employment for a reason described in Section 7a(ii) or (iii) above without the written consent of the Eligible Employee.

8. Non-Competition. Notwithstanding any other provision of this Plan, no coverage shall be provided under this Plan with respect to any Eligible Employee who shall, without the written consent of SBC, and while employed by SBC or any subsidiary thereof, or within three (3) years after termination of employment from SBC or any subsidiary thereof, engage in competition with SBC or any subsidiary thereof or with any business with which a subsidiary of SBC or an affiliated company has a substantial interest (collectively referred to herein as "Employer business"). For purposes of this Plan, engaging in competition with any Employer business shall mean engaging by Eligible Employee in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business. Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business. However, engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business. Accordingly, coverage shall not be provided under this Plan if, within the time period and without the written consent specified, Eligible Employee either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties the Eligible Employee takes and regardless of whether or not the employing company, or the company that Eligible Employee becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

9. Restriction on Assignment. The Eligible Employee may assign all or any part of his or her right, title, claim, interest, benefits and all other incidents of ownership which he or she may have in the Insurance Contract to any other individual or trustee, provided that any such assignment shall be subject to the terms of this Plan; except neither the Eligible Employee nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable as a Salary Continuation Death Benefit hereunder , which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable as a Salary Continuation Death Benefit hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Eligible Employee or any other person, nor be transferable by operation of law in the event of the Eligible Employee's or any other person's bankruptcy or insolvency. Except as provided in this Section 8, no assignment or alienation of any benefits under the Plan will be permitted or recognized.

10. Unsecured General Creditor. Except to the extent of rights with respect to the Insurance Contract in the absence of an election to receive benefits in Salary Continuation Death Benefit form, the Eligible Employee and his or her Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of SBC, nor shall they be beneficiaries, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by SBC ("Policies"); such Policies or other assets of SBC shall not be held under any trust for the benefit of the Eligible Employee , his or her designated beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of SBC under this Agreement; any and all of SBC's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of SBC; SBC shall have no obligation to acquire any Policies or any other assets; and SBC's obligations under this Agreement shall be merely that of an unfunded and unsecured promise of SBC to pay money in the future.

11. Employment Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving the Eligible Employee any right to be retained in the employ of any SBC company.

12. Protective Provisions. The Eligible Employee will cooperate with SBC by furnishing any and all information requested by SBC, in order to facilitate the payment of benefits hereunder, taking such physical examinations as SBC may deem necessary and taking such other relevant action as may be requested by SBC, in order to facilitate the payment of benefits hereunder. If the Eligible Employee refuses so to cooperate, the Eligible Employee's participation in the Plan shall terminate and SBC shall have no further obligation to the Eligible Employee or his or her designated Beneficiary hereunder. If the Eligible Employee commits suicide during the two-year period beginning on the date of eligibility under the Plan, or if the Eligible Employee makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable by reason of this Plan to the Eligible Employee or his or her designated Beneficiary, or in SBC's sole discretion, benefits may be payable in a reduced amount.

13. Change in Status. In the event of a change in the employment status of an Eligible Employee to a status in which he or she is no longer an Eligible Employee under the Plan, such Eligible Employee shall immediately cease to be eligible for any benefits under this Plan; provided, however, such survivor benefits as would be available to such employee by reason of his or her new status but which do not automatically become effective upon attainment of such new status shall continue to be provided under this Plan until such benefits become effective or until such employee has had reasonable opportunity to effectuate such benefits but has failed to take any requisite action necessary for such benefits to become effective.

14. Named Fiduciary. If this Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA), SBC is the "named fiduciary" of the Plan.

15. Applicable Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas to the extent such law is not preempted by ERISA.

16. Administration of the Plan. The Committee shall be the sole administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms. The Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Committee shall be binding.

17. Relation to Prior Plans. This Plan supersedes and replaces prior Senior Management Survivor Benefit, Senior Management Supplementary Life Insurance, and Senior Management Alternate Death Benefit Life Insurance Plans as in effect prior to January 1, 1986, except such plans shall continue to apply to Eligible Employees who retired before January 1, 1986; provided, however, that with respect to those Eligible Employees who retired during calendar year 1986 by reason of the fact of attaining age 65, the Post-Retirement Benefit provided pursuant to the Senior Management Survivor Benefit Plan as in effect prior to January 1, 1986, shall continue to apply and the post-retirement benefit provided under the Basic Death Benefit portion hereof shall not apply.

18. Amendments and Termination. This Plan may be modified or terminated at any time in accordance with the provisions of SBC's Schedule of Authorizations. A modification or Plan termination may affect present and future Eligible Employees; provided, however, that no modification shall be made to this Plan with respect to an Eligible Employee who terminates employment for reason of disability or Retirement), nor shall a termination of the Plan operate so as to be applicable to such an individual, without the written consent of the Eligible Employee.